Exhibit 23.1

                    CONSENT OF CROWE, CHIZEK AND COMPANY LLP

To: MAF Bancorp, Inc.:

     As independent public accountants, we hereby consent to the inclusion in this Amendment #1 to the Registration Statement on Form S-4 for MAF Bancorp, Inc. of our report dated February 2, 2001 on the Mid Town Bancorp, Inc. consolidated financial statements as of December 31, 2000 and 1999 and for the three years in the period ended December 31, 2000 included in this Form S-4 filing. We consent to the reference to us under the heading "Experts" in such prospectus, which is part of Amendment #1 to the Registration Statement.




/s/ Crowe, Chizek and Company LLP

Oak Brook, Illinois
October 3, 2001